Tempur Sealy International Issues Statement on U.S. Federal Trade Commission Challenge of Proposed Acquisition of Mattress Firm

LEXINGTON, KY, July 2, 2024 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today issued the following statement regarding the press release issued by the U.S. Federal Trade Commission (“FTC”) announcing that it would be challenging the proposed combination of Tempur Sealy and Mattress Firm Group Inc. (“Mattress Firm”).

“Tempur Sealy has been working constructively with the FTC to secure regulatory approval for this transaction and is disappointed that the FTC has initiated litigation. We appreciate their efforts to understand the industry and the proposed transaction, but ultimately believe the FTC’s perspective does not reflect all the relevant facts and law.

“The bedding industry is highly competitive, offering consumers a diverse selection of products, brands, price points, and purchasing channels. There are thousands of brick-and-mortar storefronts across the United States where consumers can purchase bedding products, only a small fraction of which are operated by Mattress Firm. Additionally, brick-and-mortar retailers and direct-to-consumer bedding brands sell millions of bedding products online each year.

“We continue to believe the combination of Tempur Sealy and Mattress Firm will unlock incremental benefits for all stakeholders, particularly consumers. Mattress Firm’s strong retail presence complements Tempur Sealy’s manufacturing capabilities, facilitating more targeted innovation, improving the customer experience, and broadening our U.S. omni-channel platform. Additionally, we expect to achieve synergies by leveraging our global scale and vertically integrated infrastructure to drive efficiencies through logistics, product lifecycle management, manufacturing optimization and sourcing initiatives. All of these factors will allow us to further execute on Tempur Sealy’s mission to improve people’s lives through better sleep.

“We manufacture one hundred percent of the mattresses we sell domestically in the United States, supporting the domestic workforce with thousands of jobs. We have discussed the transaction with the labor unions representing our employees and none have expressed opposition to the transaction. In fact, most of the unions have submitted letters of support, believing that the transaction will benefit their members and not adversely impact workers of other bedding companies that they represent.

“We are and have been open to appropriate commitments to address FTC concerns. Consistent with our operation of the multiple bedding retailers we have acquired in Europe, Mattress Firm will remain a multi-branded retailer, and we have already engaged with numerous Mattress Firm suppliers on post-merger supply agreements and have executed several agreements. In keeping with our multi-brand strategy, we have also offered a guaranteed slot commitment for third-party manufacturers at Mattress Firm stores. Lastly, we have been open to a divestiture of stores and supporting infrastructure.

“We are confident in the procompetitive rationale for this transaction and look forward to presenting the many benefits of the combination. We believe that a successful litigation process can be completed in the coming months, which would allow us to close the transaction in late 2024 or early 2025.”

Tempur Sealy intends to conduct a public conference call shortly after the FTC’s complaint is publicly available.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "will," "expects," "plans," "proposed," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the expected Mattress Firm acquisition including expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business and the ability of the Company to close the acquisition on the timeline indicated or at all as well as the expected divestiture of Sleep Outfitters. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with satisfaction of closing conditions prior to consummation of the acquisition, including the outcome of the pending litigation with the FTC, or the ability to obtain the required financing for the acquisition; Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into Tempur Sealy's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and services and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor, and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 750+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com